                                 EXHIBIT 10.17


                         DEVELOPMENT, MANUFACTURING AND



                              MARKETING AGREEMENT

                               TABLE OF CONTENTS

                                                                         Page

1.         BACKGROUND......................................................1

2.         DEFINITION OF TERMS.............................................1

3.         COOPERATIVE DEVELOPMENT WORK....................................7
           3.1    Period; Objective........................................7
           3.2    Baxter Benchmarks........................................7
           3.3    Steritech Benchmarks.....................................7
           3.4    Project Committee........................................7
           3.5    Management Board.........................................7
           3.6    Review of Budget, Benchmarks, etc........................7
           3.7    Exchange of Information..................................8
           3.8    Expenditures.............................................8
           3.9    Payment Schedule.........................................8
           3.10   Testing and Regulatory Expenses..........................9
                  3.10.1 Testing Expenses..................................9
                  3.10.2 Regulatory Expenses...............................9
           3.11   Budget Contingencies.....................................9

           3.12   Reconciliation of Expenditures
                  Following Regulatory Approval...........................10
           3.13   Reconciliation of Expenditures
                  Prior to Regulatory Approval............................10
           3.14   Funding Contingency.....................................10

4.         MILESTONE PAYMENTS.............................................11

           4.1    General.................................................11
           4.2    Funding.................................................11

5.         SUPPLY OF STERITECH COMPOUND AND SYSTEM
           MANUFACTURING..................................................11
           5.1   Baxter Responsibilities..................................11
           5.2   Instrument Production....................................11
           5.3   System Specifications....................................11
           5.4   Steritech Specifications.................................11
           5.5   Source of Supply.........................................12
           5.6   Failure of Steritech to Meet Baxter Requirements........12
           5.7   Upgrades.................................................12

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                    Page
6.     MARKETING AND DISTRIBUTION RIGHTS: LOSS OR RETENTION
       OF EXCLUSIVE DISTRIBUTION RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
       6.1    Exclusive Right to Market . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
       6.2    Sales Performance Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
       6.3    Meetings Concerning Marketing . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

7.     REVENUE SHARING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
       7.1    Revenue Sharing Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
       7.2    Exception to Revenue Sharing Payments of 7.1  . . . . . . . . . . . . . . . . . . . .  14
       7.3    Adjustments to Revenue Sharing Payments . . . . . . . . . . . . . . . . . . . . . . .  15

8.     PATENTS, KNOW-HOW, LICENSE GRANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
       8.1    Steritech Sole Ownership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
       8.2    Baxter Sole Ownership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
       8.3    Joint Patents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
       8.4    License to Baxter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
       8.5    Notice of Sole Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
       8.6    Other Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
       8.7    Right of First Refusal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
       8.8    Right of First Negotiation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
       8.9    Additional Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
       8.10   Sublicenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
       8.11   Regulatory Files  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

9.     PROSECUTION OF PATENT RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
       9.1    Steritech Patents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
       9.2    Baxter Patents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
       9.3    Joint Patents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
       9.4    Prior Art; Review and Comment . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
       9.5    Election Not to Pay Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

10.    TRADEMARKS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
       10.1   Baxter Trademarks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
       10.2   Steritech Trademarks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

11.    COMPETITIVE ACTIVITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
       11.1   Restrictions on Steritech . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
       11.2   Restriction on Baxter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                               TABLE OF CONTENTS
                                  (continued)


                                                                            Page
 12.        CONFIDENTIAL INFORMATION . . . . . . . . . . . . . . . . . . . . 19
            12.1 Confidentiality Agreement . . . . . . . . . . . . . . . . . 19
            12.2 Use of Consultants. . . . . . . . . . . . . . . . . . . . . 19

 13.        CESSATION OF COOPERATIVE DEVELOPMENT WORK. . . . . . . . . . . . 20
            13.1 Cessation . . . . . . . . . . . . . . . . . . . . . . . . . 20
            13.2 Steritech Continuing Rights . . . . . . . . . . . . . . . . 20
            13.3 Baxter Continuing Rights. . . . . . . . . . . . . . . . . . 21

 14.        REPORTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
            14.1 Quarterly Sales Reports . . . . . . . . . . . . . . . . . . 21

 15.        BOOKS AND RECORDS. . . . . . . . . . . . . . . . . . . . . . . . 22
            15.1 Records . . . . . . . . . . . . . . . . . . . . . . . . . . 22
            15.2 Retention . . . . . . . . . . . . . . . . . . . . . . . . . 22
            15.3 Interest. . . . . . . . . . . . . . . . . . . . . . . . . . 22

 16.        TERM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

 17.        BREACH . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
            17.1 Material Breach . . . . . . . . . . . . . . . . . . . . . . 23
            17.2 Steritech Rights. . . . . . . . . . . . . . . . . . . . . . 23
            17.3 Baxter Rights . . . . . . . . . . . . . . . . . . . . . . . 23

 18.        REPRESENTATIONS AND INDEMNITIES. . . . . . . . . . . . . . . . . 24
            18.1 Steritech Representations . . . . . . . . . . . . . . . . . 24
            18.2 Steritech Indemnification . . . . . . . . . . . . . . . . . 24
            18.3 Baxter Representations. . . . . . . . . . . . . . . . . . . 24
            18.4 Baxter Indemnification. . . . . . . . . . . . . . . . . . . 25

 19.        INDEMNIFICATION, LIABILITY, INFRINGEMENT . . . . . . . . . . . . 25
            19.1 Defense of Third Party Infringement Suits . . . . . . . . . 25
            19.2 Third Party Patent Expenses . . . . . . . . . . . . . . . . 25
            19.3 Suits for Infringement by Others. . . . . . . . . . . . . . 25

 20.        GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
            20.1 Entire Agreement. . . . . . . . . . . . . . . . . . . . . . 26
            20.2 Relationship of Parties . . . . . . . . . . . . . . . . . . 26
            20.3 Senior Baxter Contact . . . . . . . . . . . . . . . . . . . 26

                               TABLE OF CONTENTS
                                  (continued)


                                                                          Page

20.4        Senior Steritech Contact...................................... 26
20.5        Severability ................................................. 26
20.6        Force Majeure................................................. 27
20.7        Notices ...................................................... 27

20.8        Binding ...................................................... 27
20.9        Governing Law ................................................ 28
20.10       Venue ........................................................ 28

                         DEVELOPMENT, MANUFACTURING AND

                              MARKETING AGREEMENT

         THIS AGREEMENT ("Agreement") between BAXTER HEALTHCARE CORPORATION, a Delaware corporation ("Baxter") with principal offices at One Baxter Parkway, Deerfield, Illinois 60015, and STERITECH, INC., a California corporation ("Steritech") with principal offices at 2525 Stanwell Drive, Concord, California 94520, is effective as of the tenth day of December, 1993 ("Effective Date").

1.       BACKGROUND.

         1.1 Steritech has substantial knowledge and expertise in the area of decontamination of pathogens in blood products using photoactive compounds. Baxter has substantial knowledge and expertise in the research, development, manufacture and distribution of healthcare products including those relating to the collection, preservation, processing, manipulation, storage and treatment of blood and blood components.

         1.2 The parties are interested in the development and commercialization of products and/or systems which provide a customer with instrumentation, disposables and photoactive compounds for use in the inactivation of pathogens in human platelet concentrate.

         1.3 Concurrently with the execution and delivery of this Agreement, Baxter is executing and delivering a Stock Purchase Agreement dated the date of this Agreement with respect to the purchase of Series C Preferred Stock of Steritech for a purchase price of $1,000,000.

2.       DEFINITION OF TERMS.

         The words appearing in capitalized form throughout this Agreement shall have the meanings assigned to them in this Section 2.

         ADDITIONAL COST OF GOODS shall mean that portion of the Cost of Goods as (defined below) that exceeds the Anticipated Cost of Goods (defined below).

         ANTICIPATED COST OF GOODS shall mean [*] for Baxter's Cost of Goods for the Inactivation Package and [*] for Steritech's Cost of Goods for the Steritech Compound.

         BAXTER shall mean Baxter Healthcare Corporation and its affiliates, including, but not limited to, divisions and subsidiaries, and also including its parent company, Baxter


*[Confidential Treatment Requested]

International Inc. and its affiliates, including, but not limited to, divisions and subsidiaries. A company shall be considered an affiliate if it is at least forty percent (40%) owned or controlled by Baxter Healthcare Corporation or Baxter International Inc.

         BAXTER BENCHMARKS shall mean the accomplishments set forth on Schedule A of this Agreement, to be accomplished by Baxter.

         BAXTER KNOW-HOW shall mean unpatented inventions, data, processes, compositions, techniques and other technical information proprietary to Baxter relating to the Field and the System including, methods for manufacture or use of a System or portion thereof.

         BAXTER PATENTS shall mean all United States and foreign patent applications and patents that relate to the Field and have claims reading on a System or portion thereof or methods for manufacture or use thereof, owned by Baxter or licensed to Baxter with the right to sublicense and claiming an invention conceived solely by employees and/or agents and/or licensors of Baxter both prior to the Effective Date and during the term of this Agreement pursuant to the Cooperative Development Work, including any continuations, divisions, reissues, re-examinations and all foreign counterparts thereof.

         BAXTER LICENSED KNOW-HOW shall mean all Baxter Know-How in existence as of the Effective Date or created or acquired during the term of the Cooperative Development Work, but not after December 31, 1998 unless such Know-How is used in a System that is sold pursuant to this Agreement or the parties shall otherwise agree in writing.

         BAXTER LICENSED PATENTS shall mean all Baxter Patents in existence as of the Effective Date of this Agreement or created and reduced to practice or acquired during the term of the Cooperative Development Work, but not after December 31, 1998 unless such Patent is used in a System that is sold under this Agreement or the parties shall otherwise agree in writing.

         BENCHMARKS shall mean Steritech Benchmarks and Baxter Benchmarks.

         BULK FORM shall mean Steritech Compounds which are not packaged in single dosage final form.

         COOPERATIVE DEVELOPMENT WORK shall mean the Cooperative Development Work described at Section 3 herein.

         COST OF GOODS for any item shall mean the [*], as determined by generally accepted cost accounting procedures, except that such costs shall not include [*] or other allocations which are not



*[Confidential Treatment Requested]
directly related to [*] and shall not include [*].

         EUROPE shall mean Austria, the Benelux countries, Denmark, Finland, France, Germany, Ireland, Italy, Norway, Spain, Sweden, Switzerland, and the United Kingdom.

         FDA shall mean the United States Food and Drug Administration.

         THE FIELD shall mean the [*] for transfusion in [*]-specific (but not [*]) inactivation systems.

         INACTIVATION PACKAGE shall mean the package containing the psoralen as well as the delivery system.

         INITIAL BUDGET shall mean the budget attached as Schedule B hereto.

         INSTRUMENT shall mean the instrument to be developed under the Cooperative Development Work that will provide illumination as required for photochemical inactivation and may include associated data tracking systems.

         INTERCONTINENTAL shall mean any country not included in the definition of [*] and [*] and excluding [*].

         JOINT PATENTS shall mean all United States and foreign patent applications and patents claiming an invention conceived jointly by employees and/or agents of both Steritech and Baxter, including any continuations, divisions, reissues, re-examinations and all foreign counterparts thereof. A schedule listing such applications and patents shall be appended to this Agreement during its term and amended from time to time. Ownership of an invention shall conclusively be considered "joint" when one or more employees or agents from Baxter and one or more employees or agents from Steritech must be indicated as co-inventors under United States patent laws on a patent application for the invention. As of the Effective Date, no Joint Patents exist.

         MANAGEMENT BOARD shall mean the Management Board created pursuant to
Section 3.5 hereof.

         MARKET LAUNCH of the System in a given country is deemed to be the earlier of (1) the date of first commercial sale following Regulatory Approval for sale of the System in that particular country or (2) the ninetieth (90th) day following Regulatory Approval for commercial sale of that System in that country.



*[Confidential Treatment Requested]

             NET SALES shall mean

                  (a) in the case the inactivation Package is sold as a stand-alone item, the amount invoiced by Baxter and Baxter affiliates for sales, leases, or licenses of Inactivation Packages, less credits or allowances, if any, for rejections or returns, customary trade discounts actually given, less customs and duties paid; less separately invoiced and actually incurred taxes and other governmental charges that are imposed directly on or measured by the sale, transfer, transportation, delivery or use of an Inactivation Package; and less freight on shipment from Baxter to end users, and

                  (b) In the case in which the Inactivation Package is sold as an integral part of a set with other collection and/or storage items, the Value Added attributable to the Inactivation Package multiplied by the number of such sets shipped to third parties by Baxter and Baxter affiliates. The Value Added shall mean the amount by which the addition of the Inactivation Package to such set increases the price of such set to ultimate purchasers or users in comparison to a set that does not contain such inactivation package.

             For the purpose of clause (a) of this definition:

                          (i)  Any Inactivation Package [*] products for
whatever reason, including a special promotional offer, or other than a bona fide arms length transaction exclusively for money, or upon any use of such Inactivation Package for purposes which do not result in a disposal of such products in consideration of sales revenue customary of use, such sale or other disposal or use shall be (unless the parties agree otherwise) deemed to constitute a sale at the then current average selling price for Inactivation Packages. (ii) In the case of sales by Baxter to a distributor, the Net Sales shall be computed on the distributor's invoice price to the ultimate purchaser or user. In the event that Baxter is not able to determine the price charged by a distributor to the ultimate purchaser or user, such price shall be the recommended price which Baxter in its sole discretion recommends the distributor to charge to its end customers (which may vary from territory to territory).

         In computing Net Sales of Inactivation Packages, no deduction from invoice price or Value Added shall be made with respect to the costs of the Instruments or with respect to any rental surcharge for Instruments. In the event that the ultimate purchaser or end user is assessed a charge on a per-inactivation or other usage basis, the amount of such charge shall be included in Net Sales.

             NORTH AMERICA shall mean the United States and Canada.

             PATENT ROYALTY PAYMENT means a patent royalty payment made to a third party for manufacture, use or sale of a System or portion thereof.



*[Confidential Treatment Requested]

         PREMIUM shall mean the Net Sales price minus Additional Cost of Goods.

         PRODUCT MARKET in a given country shall mean the anticipated annual market (expressed in number of Inactivation Packages) for Baxter systems for decontamination of platelets in such country as determined by Baxter reasonably and in good faith at the time of Regulatory Approval in such country, provided that for each country in North America and Europe such market shall be not less than the [*] in that country. Baxter shall notify Steritech of such determination within sixty days after Regulatory Approval in such country.

         PROJECT COMMITTEE shall mean a committee consisting of two (2) representatives from each party whose purpose is to oversee, coordinate and manage the Cooperative Development Work to ensure that a coordinated plan exists to take the System from conception through to commercialization. Each party will nominate one of its representatives on the Project Committee as the party's "Leader," subject to approval by the other party.

         PROOF OF PRINCIPLES shall mean that tests have been conducted demonstrating to Baxter's scientific satisfaction the inactivation of pathogens and a reasonable level of preservation of cellular or protein function.

         REGULATORY APPROVAL shall mean (1) in the United States, approval from the FDA for marketing and promotion of the System, or (2) outside of the United States, an analogous order by a non-U.S. governmental agency which requires regulatory approval prior to marketing and promotion of a System in such non-U.S. country.

         REVENUE SHARING FORMULA shall mean the relative percentage interest of Baxter and Steritech as set forth in Section 7 hereof.

         REVENUE SHARING PAYMENTS shall mean the payments that Steritech is entitled to receive pursuant to Section 7.

         SPECIFICATIONS FOR STERITECH COMPOUND shall mean the performance, cost, quality and reliability requirements which the Project Committee and Management Board agree must be met by a Steritech Compound for such Steritech Compound to be acceptable for commercial implementation under Section 5.3. The Project Committee and Management Board shall prepare written specifications for Steritech Compound. Such specifications shall include a provision that Steritech Compound be made according to Good Manufacturing Practices in a facility licensed by the FDA or (if Steritech shall elect to manufacture Steritech Compound outside the United States) other applicable regulatory authority.

*[Confidential Treatment Requested]

         STERITECH shall mean Steritech, Inc., a company organized under the laws of California and its affiliates, including, but not limited to, divisions and subsidiaries. A company shall be considered an affiliate if it is at least forty percent (40%) owned or controlled by Steritech.

         STERITECH COMPOUND shall mean any and all psoralen compounds, developed by, licensed to, acquired by or otherwise commercially accessible to Steritech prior to the Effective Date or in the course of the Cooperative Development Work but does not include the psoralen compound that at this time is designated by Steritech as [*].

         STERITECH KNOW-HOW shall mean unpatented inventions, data, processes, compositions, techniques and other technical information relating to the Field proprietary to Steritech relating to the System, including methods for manufacture or use of, Steritech Compounds and Systems or portions thereof.

         STERITECH LICENSED KNOW-HOW shall mean all Steritech Know-How in existence as of the Effective Date or created or acquired during the term of the Cooperative Development Work, but not after December 31, 1998 unless the parties shall otherwise agree in writing.

         STERITECH PATENTS shall mean all United States and foreign patent applications and patents relating to the Field having claims reading on Steritech Compounds or compositions or formulations thereof, or otherwise reading on a System or portion thereof, or methods for manufacture or use of such System or Steritech Compound owned by or licensed to Steritech and claiming an invention conceived solely by employees and/or licensors, agents of Steritech, prior to the Effective Date, or during the term of Cooperative Development Work, including any continuations, divisions, reissues, re-examinations and foreign counterparts thereof. Steritech Patents in existence as of the Effective Date are listed in the Attached Schedule B. Schedule B shall be amended from time to time to include Steritech Patents as to applications filed and patents issued during the term of this Agreement and forthwith provided to Baxter.

         STERITECH LICENSED PATENTS shall mean all Steritech Patents in existence as of the effective date of this Agreement or created and reduced to practice or acquired during the term of the Cooperative Development Work, but not after December 31, 1998 unless the parties shall otherwise agree in writing.

         STERITECH MILESTONES shall mean the accomplishments set forth in
Section 4.0 of this Agreement, to be accomplished by Steritech.

         SYSTEM shall mean a product developed pursuant to the Cooperative Development Work for use in the Field, incorporating the [*]


*[Confidential Treatment Requested]

[*] and also incorporating or employing one or more Steritech Compounds.

         SYSTEM SPECIFICATIONS shall mean the performance, cost, quality and reliability requirements as the Project Committee and Management Board agree must be met by a System in order for the System to be acceptable for marketing and distribution hereunder.

3.       COOPERATIVE DEVELOPMENT WORK.

         3.1 PERIOD; OBJECTIVE. From the Effective Date until the date the System obtains Regulatory Approval in the United States, Europe (C.E. Mark) and Japan, Baxter and Steritech shall work together to develop and obtain Regulatory Approval of a System for use in the Field ("Cooperative Development Work").

         3.2 BAXTER BENCHMARKS. Baxter shall develop the Instrument and disposables for the System and attempt to achieve the Baxter Benchmarks by the dates set forth for each Benchmark on Schedule A.

         3.3 STERITECH BENCHMARKS. Steritech shall attempt to achieve the Steritech Benchmarks by the dates set forth for each Benchmark on Schedule C.

         3.4 PROJECT COMMITTEE. Steritech and Baxter will appoint a Project Committee under the definition of such term in Article 2. The Project Committee will meet at mutually acceptable times to review the Cooperative Development Work.

         3.5 MANAGEMENT BOARD. Steritech and Baxter will appoint a six (6) person Management Board consisting of two (2) senior executives designated by each company and each company's Leader from the Project Committee. The purpose of the Management Board will be to facilitate the overall relationship of the parties under this Agreement. System Specifications recommended by the Project Committee shall not be deemed finalized until they are unanimously approved by the Management Board. The Management Board shall meet from time to time as appropriate, but no less frequently than two (2) times during each calendar year, which meetings shall be in June and December, alternating between the offices of the parties, unless the parties shall agree otherwise. The Management Board shall review expenditures at least once during each calendar year. All decisions of the Management Board shall be made by unanimous vote, with Baxter and Steritech each having one vote regardless of the number of representatives attending any meeting, in good faith, and considering the interests of both parties.

         3.6 REVIEW OF BUDGET, BENCHMARKS, ETC. The Benchmarks, budget and a timetable will be reviewed by the Project Committee and Management Board from time to time during the Cooperative Development Work with the intent that the parties move


*[Confidential Treatment Requested]
expeditiously and effectively toward commercialization of the System. The Initial Budget is attached hereto as Schedule D and is deemed approved by the Management Board. No revision shall be made to the budget without unanimous approval of the Management Board.

         3.7 EXCHANGE OF INFORMATION. During the term of the Cooperative Development Work, the parties shall exchange all information developed pursuant to the Cooperative Development Work including the exchange of Baxter Know-How and Steritech Know-How relating to the Field. The exchange shall occur pursuant to Section 12.

         3.8 EXPENDITURES. It is a principal goal of the parties that Baxter and Steritech make approximately the same financial contribution to the Cooperative Development Work.

                 3.8.1 Each party shall maintain detailed records which accurately identify costs and expenses incurred and paid in connection with the Cooperative Development Work. Each party shall submit this information to the Management Board as of the 15th day of November or May for the prior six (6) months along with an estimate of expenses to be incurred during the current six months. Expenses internally generated because tasks are performed by a party's own staff will be accounted for based upon actual employee salaries and fringe benefits and variable expenses and directly applicable overhead allocations, however, for Baxter expenses will include, to the extent applicable, any internal corporate charge-backs. Only the reported actual cash outlays and expenses which are previously unanimously approved by the Management Board as part of the budget established and approved under Section 3.6 shall be considered as actual cash outlays and expenses incurred by the parties in connection with the Cooperative Development Work.

                 3.8.2 Each party will be responsible for all costs with respect to participation of its own staff on the Management Board and the Project Committee during the Cooperative Development Work, including travel expenses for meetings and participation on the Management Board or Project Committee. The goal of equality in expenditures shall be disregarded with respect to these costs, and these costs shall not be subject to cost sharing.

         3.9     PAYMENT SCHEDULE.

                 3.9.1 On December 13, 1993, Baxter will make a payment of [*] to Steritech in consideration of the rights given under this Agreement to Baxter to Steritech Patents and Steritech Know-How. Additionally, on December 13, 1993, Baxter will also make to Steritech a research and development payment for future developments in the amount of [*].

*[Confidential Treatment Requested]

                3.9.2 Baxter will make development payments to Steritech, except as provided in Section 3.9.3, to Steritech on the first business day for the indicated months for each of the following years:

                               January                    July

1994                                                      [*]
1995                           [*]                        [*]
1996                           [*]                        [*]
1997                           [*]                        [*]

                3.9.3 With respect to the payments under Section 3.9.2, at any time there are delays in achievement of any Benchmark that justify a deferral of funding of amounts that were budgeted for prepayment of outside contract expenses for the next six month period (see Schedule E attached), Baxter may defer such payment with respect to such outside expenses (but not with respect to Steritech budgeted internal expenses) until such Benchmark is reached or the Management Board determines that progress is otherwise satisfactory.

                3.9.4 Unless otherwise agreed between the parties, all development payments under Section 3.9 and all Steritech Milestone payments under Article 4.0 hereof shall be paid on or before the due date by wire transfer to the bank account of Steritech specified in writing by Steritech to Baxter.

        3.10     TESTING AND REGULATORY EXPENSES.

                3.10.1 TESTING EXPENSES. Expenses incurred in connection with any testing whose primary function is marketing of the System, rather than for developing or obtaining Regulatory Approval of the System, shall be borne solely by Baxter and shall not be considered expenses subject to cost sharing.

                3.10.2 REGULATORY EXPENSES. The Management Board shall determine the countries in which Regulatory Approval will be sought and the timing of seeking such Regulatory Approval. All expenses incurred to obtain Regulatory Approval will be paid by the parties pursuant to the Cooperative Development Work budget.


        3.11 BUDGET CONTINGENCIES. If a Benchmark is not completed within the budget for such Benchmark, upon the recommendation of the Project Committee, and subject to the approval of the Management Board, the Management Board shall set a new budget for completion of such Benchmark. Unless the Management Committee shall determine otherwise, Steritech and Baxter will each fund one-half of the amount needed to complete such Benchmark. Steritech shall not be obligated to fund more than [*] dollars in the aggregate under this Agreement. To the extent that budget

*[Confidential Treatment Requested]
over-runs could obligate Steritech to spend more than [*] dollars, the Management Committee can modify the time lines and budget items to allow Baxter, if it desires, to fund budget over-runs that would obligate Steritech to spend more than [*] dollars. To the extent Baxter pays more than Steritech in budget over-runs, Baxter can recoup 50% of the difference ("Excess Payment") plus its cost of debt capital plus [*] per annum (collectively not to exceed [*]) for the Excess Payment from the Revenue Sharing Payments due Steritech.

         3.12 RECONCILIATION OF EXPENDITURES FOLLOWING REGULATORY APPROVAL. Within sixty (60) days following Regulatory Approval in the United States, the Management Board will determine whether the actual cash outlays and expenses incurred by Steritech and Baxter and approved by the Management Board up to such Regulatory Approval are equal. If they are not equal, the party incurring fewer expenses shall make a cash payment to the other party equal to one-half (1/2) the difference between the parties' expenses up to such Regulatory Approval, except to the extent that the Management Board shall previously have determined that particular expenses shall be borne in a different ratio. The payment shall be made in cash within sixty (60) days following the determination by the Management Board.

         3.13 RECONCILIATION OF EXPENDITURES PRIOR TO REGULATORY APPROVAL. If the parties jointly decide that they will both cease Cooperative Development Work prior to Regulatory Approval in the United States, then within sixty (60) days following the joint decision, the Management Board will determine whether the actual cash outlays and expenses incurred by Steritech and Baxter and approved by the Management Board up to the date of such decision for the System are equal. If they are not equal, the party incurring fewer expenses shall make a cash payment to the other party equal to one-half (1/2) the difference between the parties' expenses up to that date, except to the extent that the Management Board shall previously have determined that particular expenses shall be borne in a different ratio. The payment shall be made in cash within sixty (60) days following the determination by the Management Board.

         3.14      FUNDING CONTINGENCY.  Subject to the rights of Baxter under
Section 13 and Section 17 hereof, if Steritech anticipates that for any reason it will be unable to reasonably provide its share of the development funding for any period, and shall provide to Baxter ninety (90) days written notice of such anticipated funding shortfall, Baxter may, at its sole discretion, provide to Steritech amounts sufficient to bridge such funding shortfall. To the extent such payment shortfall is not otherwise reconciled as provided in this Agreement, Baxter will be entitled to recoup such amounts plus Baxter's cost of debt capital plus [*] percent per annum (collectively not to exceed [*]) by deducting Revenue Sharing Payments otherwise due to Steritech in each calendar quarter until such amounts and interest have been recouped.

*[Confidential Treatment Requested]

4.       MILESTONE PAYMENTS.

         4.1 GENERAL. In furtherance of the research and development efforts conducted by Steritech with respect to the System, Baxter shall make the payments to Steritech specified below. These payments are to be used solely for the development of the System.

         4.2 FUNDING. Baxter shall make the following payments to Steritech during the term of the Agreement:

    [*]                    Milestone and budget agreement (Previously paid)
    [*]                    On December 13, 1993
    [*]                    Upon IND toxicology initiation (Milestone A)
    [*]                    Upon initiation of Phase I Clinical Trials (Milestone B)
    [*]                    Upon initiation of Phase II Clinical Trials (Milestone C)

These payments shall not be subject to cost sharing.

         Baxter shall pay Steritech [*] on December 13, 1993 to fund the achievement of Milestone A, as set forth above. Thereafter, Baxter shall make payments to Steritech to fund the achievement of additional research steps: [*] toward the achievement of Milestone B, payable upon completion of Milestone A, [*] toward the achievement of Milestone C, payable upon completion of Milestone B, and [*] toward the achievement of additional research efforts upon completion of Milestone C.


5.       SUPPLY OF STERITECH COMPOUND AND SYSTEM MANUFACTURING.

         5.1 BAXTER RESPONSIBILITIES. Subject to this Section 5, all aspects of and costs related to scale-up, production, marketing and distribution of the System, but not including the compound, shall be the responsibility of Baxter.

         5.2 INSTRUMENT PRODUCTION. Baxter shall, at its own expense, tool and scale up the production model of the Instrument. Baxter shall be responsible for production and manufacture of the Instrument and associated software of the System.

         5.3 SYSTEM SPECIFICATIONS. Baxter's manufacture of each System shall be in accordance with Systems Specifications as finally approved in writing by the Project Committee and Management Board. Any change in Systems Specifications must be approved in writing by the Management Board.

         5.4 STERITECH SPECIFICATIONS. Steritech shall supply Steritech Compounds in Bulk Form to Baxter to be used as a component of a System and Baxter shall obtain Steritech Compounds to meet its requirements of photoactive compounds for use in the

*[Confidential Treatment Requested]

Field from Steritech. Steritech Compounds shall meet the Specifications for Steritech Compounds as finally approved in writing by the Project Committee and Management Board. Any change in specifications for Steritech Compounds must be approved in writing by the Management Board.

         5.5 SOURCE OF SUPPLY. In the event Baxter recommends that Steritech change Steritech's source of raw materials or Steritech Compound because of actual or anticipated irregularity of supply, or failure to meet specifications and a viable alternative source of supply is available, Steritech will support Baxter in Steritech's obtaining such alternate source to the extent commercially reasonable.

         5.6 FAILURE OF STERITECH TO MEET BAXTER REQUIREMENTS. In the event that Steritech cannot meet Baxter's requirements for Steritech Compound, Baxter shall be free to obtain Steritech Compound from a third party. Steritech agrees to provide to the third party that Baxter selects with the necessary information and Steritech Know-How to allow the third party to make the Steritech Compound. The monies Baxter expends in obtaining Steritech Compound from a third party shall be reimbursed to Baxter and therefore treated as an Additional Cost of Goods to Baxter.

         5.7 UPGRADES. During the term of this Agreement, Steritech will cooperate with Baxter in making adjustments to the System to meet changing market needs, provided such activities do not require material expense on the part of Steritech, such as initiation of new toxicology or clinical trials.


6. MARKETING AND DISTRIBUTION RIGHTS: LOSS OR RETENTION OF EXCLUSIVE DISTRIBUTION RIGHTS.

         6.1 EXCLUSIVE RIGHT TO MARKET. Baxter shall have the exclusive right to and shall market and distribute the System directly through its distributors throughout the world pursuant to the terms of this Agreement.

         6.2     SALES PERFORMANCE REQUIREMENTS.

                 6.2.1 For the purpose of determining whether Baxter may retain exclusive distribution rights to each System in a country, Baxter's sales performance shall be evaluated annually over a twelve (12) month period on a country-by-country basis commencing with the twelve (12) month period beginning on the first day of the first calendar quarter following the third anniversary of the Market Launch of a System in a Country ("Evaluation Period").

                 6.2.2 In order to retain exclusive distribution rights to the System in a given country, the number of Inactivation Packages sold by Baxter in that country during the

Evaluation Period must represent for the first year of the Evaluation Period [*] of the Product Market, for the second year of the Evaluation Period [*] of the Product Market and for every year after the second year of the Evaluation Period [*] of the Product Market, except for countries that fall within the definition of Intercontinental where Baxter's obligations shall be only [*] of Product Market for the first year of the Evaluation Period, [*] of Product Market for the second year of the Evaluation Period, and [*] of Product Market for every year thereafter. These percentages assume that during such period there are not competitive systems in the country that represent at least [*], [*] for an Intercontinental country, of the Product Market. If there are competitive systems in such country and the competitive system(s) represent at least [*] for [*] or [*] for an Intercontinental country, of the anticipated share of the Product Market then Baxter is obligated only to sell an amount that is equal to the [*] . If more than one competitive system exists in a country then
Baxter's obligations are reduced by the [*].

         6.2.3 Within ninety (90) days following each Evaluation Period, Baxter shall provide Steritech with a written report in sufficient detail to facilitate Steritech's evaluation of whether Baxter's sales comply with the performance criteria in Section 6.2.2. Baxter shall permit an independent certified public accountant designated by Steritech and approved by Baxter to audit Baxter's records solely for the purpose of verifying the accuracy of Baxter's reports, provided such accountant agrees to execute a confidentiality agreement reasonably satisfactory to Baxter. The cost of such audit shall be the sole expense of Steritech unless Baxter's report differs from the accountant's report in Baxter's favor by ten percent (10%) or more, in which case, Baxter shall pay the entire expense of such audit.

6.2.4 If Baxter fails to meet the criteria set forth in Section 6.2.2 in a particular country, on ninety (90) days written notice to Baxter, Steritech may convert Baxter's exclusive distribution rights with respect to that System in that country to non-exclusive distribution rights for that System in that country. In such event, Baxter hereby grants Steritech a non-exclusive license bearing a royalty of [*] of Steritech's Net Sales, under Baxter Patents and Know-How to make, have made and use, and sell Systems in the Field in such country terminating upon expiration of the last to expire of the Baxter Patents. Upon Steritech's request, Baxter shall, if it has the present capability, manufacture or have manufactured and sell Systems and/or components thereof to Steritech at a price equal to [*] of Baxter's actual fully loaded cost of goods. Steritech shall not have the right to distribute Systems through a third party manufacturer or distributor of blood packs or automated blood collection systems unless specific approval from Baxter is obtained.

*[Confidential Treatment Requested]

         6.2.5   FAILURE TO MARKET.  In addition to the rights set forth in
Section 6.2.3 above, in the event that, following Regulatory Approval in a country, Baxter shall not undertake, or shall cease, active marketing and distribution of the System in a country for a period of 12 months Steritech may by notice to Baxter market and distribute, on a non-exclusive basis, Systems in that country and Steritech shall have a royalty-free license with respect to Baxter's Patents and Know-How to make, have made and use, and sell Systems in such country. Steritech shall not have the right to distribute Systems through a third party manufacturer or distributor of blood packs or automated blood collection systems unless specific approval from Baxter is obtained.

         6.2.6 Notwithstanding the provisions of Sections 6.2.1 through 6.2.6, the parties agree that Steritech's right to convert Baxter's rights shall be suspended if any failure of Baxter to meet the criteria set forth in
Section 6.2.2-6 during any Evaluation Period results from recall or withdrawal of government approval or a delay in manufacturing or sales beyond the reasonable control and occurring without the fault of Baxter, as a result of which it would be commercially infeasible for any entity to achieve the requirements of Section 6.2.2-6. This right shall be suspended only for the duration of the event that precluded Baxter from meeting the Section 6.2.2-6 criteria.

         6.3 MEETINGS CONCERNING MARKETING. During those periods when Baxter is the exclusive distributor of the System in a Region, the parties will meet from time to time to discuss marketing strategies in order to optimize customer acceptance and effective promotion of the System. All final decisions regarding System marketing, distribution and pricing shall be made by Baxter. However, Baxter will consult with Steritech prior to any pricing decision that will cause the Premium to be less than [*].

7.       REVENUE SHARING.

         7.1 REVENUE SHARING PAYMENTS. In consideration of the Cooperative Development Work to be undertaken and other obligations set forth herein, the parties agree to share Net Sales, as follows: Subject to the provisions of Sections 7.2, 13, and 17, no later than forty-five (45) days after the first and all subsequent calendar quarters following the Market Launch of the System, Baxter shall pay to Steritech a sum equal to [*] of the Premium during such calendar quarter ("Revenue Sharing Payments"). The Revenue Sharing Payments due and payable hereunder shall be computed for each calendar quarter in the currency in which the sale was made, but shall be definitively discharged by payment to Steritech at Concord, California in U.S. dollars converted from such currency using the closing spot exchange rate between the two currencies quoted in the Wall Street Journal (or, if not available, such other mutually agreeable financial publication of international circulation) in effect on the last business day of the calendar quarter to which the payment relates.

         7.2 EXCEPTION TO REVENUE SHARING PAYMENTS OF 7.1. If the Premium for the Inactivation Package is [*], then Steritech shall receive as its sole Revenue


*[Confidential Treatment Requested]

Sharing Payment [*] for each Inactivation Package sold at that Premium. If the Premium for the Inactivation Package is [*], then Steritech shall receive [*] of the Premium for each Inactivation Package sold at that Premium. In no event shall Steritech receive less than [*] per Inactivation Package sold or more than [*] for each Inactivation Package sold, unless the United States consumer price index (CPI) in any year exceeds the 1993 CPI by [*] or more in which case the [*] figure shall increase [*] for each [*] above the 1993 CPI.

        7.3 ADJUSTMENTS TO REVENUE SHARING PAYMENTS. To the extent that Baxter's or Steritech's Cost of Goods exceeds the Anticipated Cost of Goods, the Additional Cost of Goods per Inactivation Package will be provided to the appropriate party and deducted from Net Sales to determine the Premium.

8.      PATENTS, KNOW-HOW, LICENSE GRANTS.

        8.1 STERITECH SOLE OWNERSHIP. Steritech shall own all Steritech Patents and Steritech Know-How.

        8.2 BAXTER SOLE OWNERSHIP. Baxter shall own all Baxter Patents and Baxter Know-How.

        8.3 JOINT PATENTS. Steritech and Baxter shall jointly own all Joint Patents, provided that either party that shall exploit a Joint Patent outside the Field shall pay to the other party a reasonable royalty of [*] of Net Sales unless the Management Committee sets a different royalty rate with respect to such exploitation. Joint Patents within the Field may be exploited by either party only through the development, manufacture and sale of Systems under and in accordance with the terms of this Agreement.

        8.4 LICENSE TO BAXTER. Subject to the terms and conditions of this Agreement, for Systems whose manufacture, use or sale is covered by a claim of a Steritech Licensed Patent, or which use Steritech Licensed Know-How, Steritech hereby grants Baxter an exclusive, paid-up, royalty free (except as provided herein) license under Steritech Licensed Patents and Steritech Licensed Know-How to make, have made, and use, sell or have sold such Systems, solely with Inactivation Packages pursuant to this Agreement worldwide, solely for use in the Field. Notwithstanding the foregoing, for any period or country where such
- -marketing rights become nonexclusive pursuant to the Agreement, such license shall automatically become nonexclusive for such period or in that country. Except as set forth in Section 5.6, and 17.3, such license shall exclude the right to make and have made Steritech Compounds. As to Steritech Compounds, such license shall be limited to the Steritech Compound that is selected by the Management Board to proceed with clinical trials and that is incorporated in the System that receives Regulatory Approval, provided that if for technical or other reasons the Management Board substitutes another Steritech Compound in such process, such license shall cover such substituted Steritech Compound. Notwithstanding anything in this Section or elsewhere

*[Confidential Treatment Requested]
in this Agreement, Baxter shall not have any license or distribution rights in or to any Steritech Patent or Steritech Know-How to the extent relating to (a) the inactivation of Bacteria, viruses, parasites or other pathogens through use of compounds other than psoralens, or (b) the [*] inactivation system development at Steritech as further described on Schedule hereto, (c) synthetic media, or (d) use outside the Field.

         8.5 NOTICE OF SOLE RIGHTS. After the Effective Date of this Agreement, a party asserting sole ownership of any patent rights or know-how in the Field developed pursuant to the Cooperative Development Work shall provide reasonable notice to the Management Board of its intention to seek patent protection or to assert proprietary interest in such know-how. The Management Board shall have the right to a reasonable opportunity to review and comment on such assertions prior to patent applications being filed.

         8.6 OTHER AGREEMENTS. Steritech shall not terminate, alter or amend the terms of the following agreements in a manner that would limit Steritech's or Baxter's rights under this Agreement without the prior written approval of Baxter: the Technology Transfer Agreement and the License Agreement between Steritech and HRI Research, Inc. each dated December 13, 1991.

         Baxter shall respond within thirty (30) days of receipt of written proposed changes to such agreements. Baxter's approval of proposed changes shall not be unreasonably withheld.

         8.7 RIGHT OF FIRST REFUSAL. Steritech hereby grants Baxter a right of first refusal with respect to a development, manufacturing and marketing agreement for any technology Steritech, its employees, or agents may develop during the term of the Cooperative Development Work relating to [*]. Steritech and Baxter shall negotiate in good faith for an exclusive license to any such Technology. If the parties fail to reach agreement with respect to any such Technology, Steritech may solicit other offers and engage in negotiations with third parties with respect to that specific Technology. However, prior to concluding any such Agreement with any third party, Steritech must offer Baxter the option to accept the proposed Agreement with respect to the Technology on the terms agreed to with the third party. If not accepted in forty-five (45) days of such offer in writing by Baxter, Steritech will be free to enter into an agreement with the third party on such terms. This right of first refusal shall expire if Baxter breaches this Agreement and does not cure the breach pursuant to Section 17 or if Baxter unilaterally ceases development work pursuant to
Section  13. 1.

         8.8 RIGHT OF FIRST NEGOTIATION. In the event that Steritech, during the term of the Cooperative Development Work, determines to pursue a corporate partnership arrangement for the development, manufacturing and distribution of a system (other than a system based on [*] for [*]

*[Confidential Treatment Requested]

[*], Steritech will notify Baxter in writing. Baxter will promptly notify Steritech (in no event later than 30 days after Steritech's notice) whether Baxter intends to enter negotiations for such an agreement. If so, Baxter will have the exclusive right, for a period of 120 days from the date of Steritech's notice, to negotiate with Steritech for the right to fund development of, and to manufacture and distribute such system.

         In the event that Baxter and Steritech do not enter into a definitive written agreement within such period, Baxter will provide to Steritech prior to the end of such period a precise definitive written statement of terms on which Baxter is willing to enter such an agreement (the "Baxter Terms"). The Baxter Terms shall include up-front payments, development funding, revenue sharing and any other material terms. Steritech may thereafter negotiate with third parties for the development, manufacturing and marketing of the system. Steritech may not, however, enter into such an agreement with any third party on terms ("Third Party Terms") which, taken as a whole, are more favorable to the third party than the Baxter Terms unless Steritech shall have first presented to Baxter such Third Party Terms, or the form of definitive agreement with the third party incorporating the Third Party Terms, and Baxter shall not have given to Steritech Baxter's unqualified commitment in writing to such Third Party Terms or definitive agreement, as the case may be, within thirty days thereafter. Third Party Terms shall not be considered more favorable than the Baxter Terms if they afford an equal or lower net present value (based on reasonable projections) or materially lesser rights to the third party than the Baxter Terms. This right of first negotiation shall expire if Baxter breaches this Agreement and does not cure the breach pursuant to Section 17 or unilaterally ceases the development work pursuant to Section 13. 1.

         8.9 ADDITIONAL CONSIDERATION. In consideration of the Rights of First Refusal and Negotiation, Baxter will pay Steritech [*] upon
Steritech providing Baxter with Proof of Principles of a red blood cell inactivation system on or after January 1, 1995. Should the parties not enter into a development, manufacturing, and marketing agreement with respect to such red blood cell inactivation system, Steritech will refund the [*] payment to Baxter within 120 days after written request by Baxter.

         8.10 SUBLICENSES. Neither Baxter nor Steritech shall not have the right to grant to any third party sublicenses to the licenses granted above.

         8.11 REGULATORY FILES. Baxter and Steritech shall each have full access to all materials filed and correspondence with the FDA and other regulatory agencies in connection with the Cooperative Development Work and the System, and shall be entitled to use and rely on such materials with respect to any regulatory approvals for a product sought by either, whether or not such product relates to this Agreement.

*[Confidential Treatment Requested]

9.       PROSECUTION OF PATENT RIGHTS.

         9.1 STERITECH PATENTS. Steritech shall have the right but no obligation to timely prepare, file, prosecute and maintain, under its exclusive control and at its expense, Steritech Patents.

         9.2 BAXTER PATENTS. Baxter shall have the right but no obligation to timely prepare, file, prosecute and maintain, under its exclusive control and at its expense, Baxter Patents.

         9.3 JOINT PATENTS. Steritech and Baxter shall employ mutually acceptable counsel for the purpose of timely preparing, filing, prosecuting and maintaining Joint Patents. Whenever possible, the parties shall file internationally under the Patent Cooperation Treaty and/or the European Patent Convention in order to minimize expenses. The reasonable expenses of preparing, filing, prosecuting and maintaining corresponding Joint Patents in the countries of the United States, Australia, Canada, the United Kingdom, Germany, Belgium, France, Italy, Netherlands, and Japan, and all other countries that are agreeable to Baxter and Steritech, as evidenced in writing shall be borne equally. Unless such other countries are agreed to by the parties in writing, such other country filings shall not be made. Baxter shall pay such patent expenses and will deduct Steritech's share of such expenses from Revenue Sharing Payments otherwise due Steritech.

         9.4 PRIOR ART; REVIEW AND COMMENT. Each party shall cooperate with the other to ensure that all prior art that is pertinent to the examination of a Joint Patent is brought to the attention of the other party. The parties to this Agreement shall have the right to review and comment on substantive documents prepared in connection with the preparation, filing, prosecution and maintenance of the Joint Patents prior to the filing of such papers; however, such review and comment shall be performed expeditiously so as not to negatively affect patent rights.

         9.5 ELECTION NOT TO PAY EXPENSES. If either party elects for any reason not to pay its share of the reasonable expenses for a particular Joint Patent, then, at the option of the other party:

                 (a) the joint ownership of that nonpaying party under this Agreement with respect to that particular patent application or patent shall immediately terminate and the paying party shall exclusively own that particular patent or patent application, without affecting the nonpaying party's rights under another patent applications and patents; or

                 (b)      the application or patent shall be allowed to lapse.

         In the event the paying party elects option (a) above, the nonpaying party hereby agrees to execute documents necessary to transfer its interest in such patent or patent application to the paying party.

10. TRADEMARKS

         10.1 BAXTER TRADEMARKS. Steritech shall make no use of any Baxter trademark without the prior written approval of Baxter.

         10.2 STERITECH TRADEMARKS. Baxter shall include the Steritech name and mark in a prominent manner on and on packaging, literature and promotional material and advertising for the System unless Baxter makes a good faith determination that the Steritech name cannot be used due to third party rights. Baxter shall, to the extent practical, provide to Steritech for review copies of all proposed uses of the Steritech name and mark and references to Steritech. At Steritech's reasonable request, Baxter shall refer to the Steritech Compounds by the Steritech trademark that Steritech indicates is appropriate. Baxter shall include on material bearing such trademarks an acknowledgement that such trademarks are the property of Steritech. If necessary in any market to maintain Steritech's rights in the Steritech trademarks, Baxter shall enter into a registered user agreement regulating its use of the Steritech trademarks. Except as provided in this Section, no rights to Steritech trademarks are hereby granted to Baxter.

11.      COMPETITIVE ACTIVITY.

         11.1 RESTRICTIONS ON STERITECH. During the period when Baxter has exclusive rights to market a System in a country, Steritech shall not sell, transfer or otherwise make available to any third party in that country the Steritech Compounds for use in the Field.

         11.2 RESTRICTION ON BAXTER. Except as provided in Section 13.4.5 hereof, during the term of this Agreement, Baxter shall not manufacture, distribute or sell any systems that use chemicals or chemical agents for the inactivation of pathogens in platelet concentrates other than the System.

12.      CONFIDENTIAL INFORMATION.

         12.1 CONFIDENTIALITY AGREEMENT. The use and disclosure of information designated by either party as confidential shall be governed by the attached Schedule F Confidentiality Agreement. The Schedule F Confidentiality Agreement shall survive termination of this Agreement.

         12.2 USE OF CONSULTANTS. The parties contemplate that from time to time during the term Of this Agreement third party technical consultants may be employed by either party in connection with the development of Steritech Compounds or Systems. The parties agree that information designated as confidential may be disclosed to such consultants provided that the other party is given reasonable notice of the circumstances and nature of the intended disclosure and that the disclosure is limited to information necessary to enable the technical consultant to provide technical consulting services. The consultant will be required to sign an agreement with both Steritech and Baxter setting forth the consultant's obligations with respect to confidential information.

13.      CESSATION OF COOPERATIVE DEVELOPMENT WORK.

         13.1 CESSATION. After January 1, 1995, either party may unilaterally cease all participation in all Cooperative Development Work upon ninety (90) days written notice of its intent. At any time thereafter, the party who did not unilaterally cease participation in the Cooperative Development Work shall have the right to proceed with the independent development of the System at its own expense. Should a party so proceed, the following terms and conditions shall apply.

         13.2 STERITECH CONTINUING RIGHTS. In the event that Baxter chooses to exercise its rights pursuant to Section 13.1 above, and Steritech proceeds independently of Baxter to develop, manufacture or sell the System, then:

                 13.2.1 For Systems whose manufacture, use or sale is covered by a claim of a Baxter Patent or uses Baxter Know-How, Baxter hereby grants Steritech a worldwide non-exclusive license under the Baxter Patents and Know-How to make, have made and use, sell or have sold such Systems in the Field, terminating upon expiration of the last to expire of the Baxter Patents. The license shall bear a [*] Royalty to Baxter on Steritech's Net Sales of Systems in each country where a valid Baxter Patent subsists and would be infringed but for a license, otherwise the license shall be royalty free. Only a single Patent Royalty shall be paid by Steritech and Baxter on the sale of each System. Royalty Payments shall be made within sixty (60) days of the end of each calendar quarter.

                 13.2.2 For a period of two (2) years following the Notice Period or until twelve (12) months following the date on which Steritech enters into a contract with a third party for manufacture of Systems, whichever occurs earlier, upon Steritech's request, Baxter shall manufacture or have manufactured and sell Systems and/or components thereof to Steritech, to the extent Baxter has at the time the present capability including manufacturing capability, at a price equal to [*] of Baxter's actual fully loaded cost of goods. This provision applies only to Systems which Baxter had received Regulatory
Approval or Systems or components the development of which had been substantially completed prior to the Notice Period.

                 13.2.3 Except for the Royalty provided for in Section 13.2.1, Baxter shall have no share in Net Sales from Steritech's sales of Systems made pursuant to this Section 13.2.

*[Confidential Treatment Requested]

            13.2.4         Should Baxter's decision to exercise its rights under
13.1 not be based on either: (i) Baxter's good faith determination that the Steritech Compound does not comply with the specifications for Steritech Compound, or (ii) Baxter's good faith determination that the marketplace no longer will support an Inactivation Package, then Baxter shall pay Steritech a one time payment of [*] at the time it unilaterally ceases to participate in the Cooperative Development Work.

     13.3 BAXTER CONTINUING RIGHTS. In the event that Steritech chooses to exercise its rights under Section 13.1 above, and Baxter proceeds independently of Steritech to develop, manufacture or sell the Systems, then:

            13.3.1 The license grant under the Steritech Patents, and Steritech Know-How shall become a worldwide non-exclusive license grant to Baxter, terminating upon expiration of the last to expire of the Steritech Patents. This license shall bear a [*] Royalty to Steritech on Baxter's Net Sales of Systems in each country where a valid Steritech Patent subsists and would be infringed but for a license, otherwise the license shall be Royalty free. Only a single Patent Royalty shall be paid by Baxter to Steritech on the sale of each System. Royalty Payments shall be made within sixty (60) days of the end of each calendar quarter.

            13.3.2 Baxter will retain all distribution rights on an exclusive basis.

            13.3.3 For a period of two (2) years following the Notice Period or until twelve (12) months following the date on which Baxter enters into a contract with a third party for manufacture of Steritech Compound, whichever occurs earlier, upon Baxter's request, Steritech shall manufacture or have manufactured and sell Steritech Compound thereof to Baxter, to the extent Steritech has at the time the present capability including manufacturing capability, at a price equal to [*] of Steritech's actual fully loaded cost of goods.

            13.3.4 Except for the Royalty provided for in Section 13.3.1, Steritech shall have no share in Net Sales from Baxter's sale of Systems.

14.  REPORTS.

     14.1 QUARTERLY SALES REPORTS. Each quarterly payment made to Steritech under Section 7 shall be accompanied by a full and accurate accounting of all Net Sales of Products by Baxter and Baxter for the calendar year. Each such report shall include at least the following information as to each country and
Region:

            14.1.1 The number of Inactivation Packages sold to third parties by Baxter and Baxter affiliates;


*[Confidential Treatment Requested]

                 14.1.2 The Net Sales, with a breakdown between Net Sales falling within clause (a) and clause (b) of the definition of such term of
Section 2 hereof;

                 14.1.3 Additional Cost of Goods (if applicable) together with substantiation and breakdown thereof;

                 14.1.4 Baxter's computation of the Revenue Sharing Payment due to Steritech; and

                 14.1.5 Price lists for Inactivation Packages, and for disposable sets with and without Inactivation Packages, as then in effect.
Each report shall include the certification of the Controller of Baxter attesting to the fact that the report is an accurate and complete accounting of all information required hereunder.

                 14.1.6      Any deductions from Revenue Sharing Payments.


15.      BOOKS AND RECORDS.

         15.1 RECORDS. Baxter and each of its affiliates shall keep full and accurate books of account containing all particulars that may be necessary for the purpose of calculating all amounts owing to Steritech. Books of account maintained by Baxter and each of its affiliates shall be kept at the principal place of business of Baxter. All such reports and data shall be open for inspection on a confidential basis at all reasonable times and Steritech may conduct at its own expense, once every year during normal business hours through an independent certified public accountant designated by Steritech and reasonably acceptable to Baxter, an examination of the accounts contemplated above. If any audit conducted on behalf of Steritech shall show that Baxter or any of its affiliates underpaid the royalties due to Steritech under the licenses herein as to the period subject of the audit, then Baxter shall immediately pay to Steritech any such deficiency with interest thereon in accordance with Section 15.3. If the underpayment shall exceed ten percent (10%) of the amount owed for any calendar year, Baxter shall also reimburse Steritech for costs related to such audit.

         15.2 RETENTION. Books and records required to be maintained by Baxter and its affiliates hereunder shall be retained for at least two (2) years from the date of the royalty payment to which they pertain.

         15.3 INTEREST. All payments due hereunder from Baxter that are not paid to Steritech when due and payable hereunder shall bear interest at an annual rate equal to 4% above the U.S. dollar reference rate ("prime rate") charged from time to time by Bank of America N.T. & S.A. from the date due until paid or at such lower rate as shall be the maximum rate permitted by law.

16. TERM. The term of this Agreement shall be for an initial period of fifteen (15) years commencing with the Effective Date unless terminated earlier pursuant to Section 13.1 or 17.1. Thereafter, the parties shall make good faith efforts to negotiate a renewal hereafter for additional successive periods of three (3) years unless either party provides the other with written notice of termination no later than twelve (12) months prior to the conclusion of the initial term or any subsequent renewal term.

17.      BREACH.

         17.1 MATERIAL BREACH. Either party may terminate this Agreement for any material breach by the other party sixty (60) days after providing the other party with written details of the breach if the breach remains uncured at the end of the sixty (60) day notice period. Notwithstanding the preceding sentence, Baxter acknowledges that the ability of Steritech to carry on the Cooperative Development work will be substantially adversely affected in the event that Baxter does not make payment when due of development payments under
Section 3 hereof or Milestone payments under Section 4 hereof. Accordingly, in the event of the failure to make any of such payments that are due and owing a forty-five (45) day notice period shall apply in lieu of such sixty (60) day notice period in the preceding sentence. To the extent Steritech is in breach for failing to fund its development efforts under this Agreement, Steritech will have one hundred eighty (180) days to cure such breach. If the breach remains uncured after one hundred and eighty (180) days. Baxter can terminate the Agreement pursuant to the procedure set forth above in this Section.

         17.2 STERITECH RIGHTS. In the event of termination by Steritech as provided in Section 17.1, without limiting any other rights or remedies, Baxter shall immediately upon such termination pay to Steritech the amount of [*] after the date of termination pursuant to Section 3.9 (as the same may have been revised pursuant to budget modifications previously approved by the Management Board) and the amount of [*], in each case whether or not then earned, and any other amounts owing from Baxter to Steritech hereunder. In addition, Steritech shall be entitled to all the rights in Section 13.2.1 through Section 13.2.4 on an exclusive basis, subject to the terms of such sections.

         17.3 BAXTER RIGHTS. In the event of termination by Baxter as provided in Section 17.1, without limiting any other rights or remedies, Steritech shall immediately upon such termination pay to Baxter any amounts then owing from Steritech to Baxter hereunder. Additionally, Steritech shall return to Baxter any monies paid by Baxter under Section 3.9 that have not been expended pursuant to Cooperative Development Work as of the date of breach. In addition, Baxter shall be entitled to all rights in Section 13.3.1 through
13.3.4 on an exclusive basis.

*[Confidential Treatment Requested]

18.      REPRESENTATIONS IN INDEMNITIES

         18.1 STERITECH REPRESENTATIONS. Steritech represents and warrants that as of the Effective Date:

                 (a) It has granted no prior license or assignment of rights under the Steritech Patents in the Field.

                 (b) There are no foreign or United States administrative, judicial or Patent and Trademark Office proceedings contesting the inventorship or ownership of any Steritech Patent;

                 (c) Neither the execution and delivery of this Agreement, nor the performance of the obligations of Steritech hereunder shall result in a violation, breach or event of default (or any event or condition which with notice or the passage of time or both would constitute an event of default) of or with respect to any agreement, mortgage, indenture or order of any court of competent jurisdiction binding upon Steritech or upon the property of Steritech;

                 (d) It is party to no contract materially adverse to the obligations undertaken and rights granted in this Agreement;

                 (e) The execution of this Agreement and delivery to Baxter does not conflict with the terms of any agreement to which Steritech is bound.

                 (f) The Technology Transfer Agreement and the License Agreement between Steritech and HRI Research, Inc. each dated December 13, 1991 are in full force and effect and are binding and enforceable in accordance with their terms.

                 (g) That Steritech has advised Baxter of any knowledge of any third party patent or know-how that might be infringed by the Steritech Compound; and

                 (h) Steritech is unaware of any technology not licensed to Baxter hereunder, that it believes would be necessary to optimally use the Steritech Compound.

         18.2 STERITECH INDEMNIFICATION. Steritech shall indemnify Baxter for any losses sustained or expenses incurred by Baxter as a result of a breach by Steritech of any of the foregoing representations and warranties.

         18.3 BAXTER REPRESENTATIONS. Baxter represents and warrants to Steritech that as of the Effective Date:

                 (a) neither the execution and deliver of this Agreement, nor the performance of the obligations of Baxter hereunder shall result in a violation, breach or event of default (or any event or condition which with notice or the passage Of time or both would constitute an event of default) of or with respect to any agreement, mortgage, indenture, or order of any court of competent jurisdiction being upon Baxter or upon the property of Baxter.

                 (b) it is party to no contract materially adverse to the obligations undertaken in this Agreement.

                 (c) Baxter has no current agreements with other parties for systems for the photo-inactivation of pathogens in platelet concentrates.

         18.4 BAXTER INDEMNIFICATION. Baxter shall indemnify Steritech for losses sustained or expenses incurred by Steritech as a result of a breach by Baxter of either of the foregoing representations and warranties.

19.      INDEMNIFICATION, LIABILITY, INFRINGEMENT.

         19.1 DEFENSE OF THIRD PARTY INFRINGEMENT SUITS. In the event that a third party shall sue either party alleging that the manufacture, use or sale of the System, or any part thereof, infringes a patent of such third party, then the party sued shall promptly notify the other party in writing. The party sued shall have the option to control the defense of such suit. The parties shall provide reasonable cooperation in the defense of such suit and furnish all evidence in their control. All attorney's fees as well as any judgments, settlements, or damages payable with respect to such suit shall be deducted from the Net Sales and paid to the party incurring the expenses. Neither party shall enter into any settlement that materially affects the other party's rights or interests without such other party's prior written consent, which consent shall not be unreasonably withheld.

         19.2 THIRD PARTY PATENT EXPENSES. If the Management Board shall approve the payment to a third-party of Patent Royalty Payments with respect to the sale or use of the System or any portion thereof, then Baxter and Steritech shall bear the Patent Royalty Payment under such license equally, and Baxter may deduct Steritech's share of such Patent Royalty Payment from Revenue Sharing Payments due to Steritech.

         19.3 SUITS FOR INFRINGEMENT BY OTHERS. In the event Baxter or Steritech becomes aware of any actual or threatened infringement the Steritech Licensed Patents or the Steritech Licensed Know-How, that party shall promptly notify the other and the parties shall discuss the most appropriate action to take. If the infringing product competes with a System in the Field, Baxter shall have the first right to bring, at its own expense, an infringement action against the third party infringer. If Baxter does not bring such action within six (6) months from date of notification, then Steritech may bring such action at its own expense. The party not conducting such suit shall assist the other party without expense to the party requesting assistance. The award in such suit shall first be used to pay the expenses of such suit and any balance shall be divided between the parties in proportion to the Revenue Sharing Payment.

         In the event the accused product is not in competition with a System in the Field, then


                 (a) Steritech alone may, in its sole discretion and at its expense, initiate and conduct an infringement action relating to alleged infringement of Steritech Patents or Steritech Know-How and keep any settlement or award which may be obtained.

                 (b) Baxter alone may, in its sole discretion and at its expense, initiate and conduct an infringement action relating to alleged infringement of Baxter Patents or Baxter Know-How and keep any settlement or award which may be obtained.

20.      GENERAL

         20.1 ENTIRE AGREEMENT. The following three agreements contain the entire agreement between the parties relating to the subject matter hereof and all prior understandings, representations and warranties between the parties are superseded; provided, however, that the confidential disclosure letter agreement dated March 17, 1993 shall continue to govern the disclosures made thereunder. (1) This Agreement, (2) the attached Schedule F Confidentiality Agreement of even date, and (3) the Stock Purchase Agreement of even date. None of the terms of this Agreement shall be deemed to be waived or amended by either party unless such a waiver or amendment specifically references this Agreement and is in writing signed by the party to be bound.

         20.2 RELATIONSHIP OF PARTIES. Baxter acknowledges that it is not an agent of Steritech and has no authority to speak for, represent, or obligate Steritech in any way. Steritech acknowledges that it is not an agent of Baxter and has no authority to speak for, represent, or obligate Baxter in any way. This Agreement does not and shall not be deemed to create any relationship of a joint venture or a partnership.

         20.3 SENIOR BAXTER CONTACT. The senior Baxter contact of the purpose of administering this Agreement is the President of the Fenwal Division of Baxter Healthcare Corporation, One Baxter Parkway, Deerfield, Illinois 60015. At present, Mr. Roberto Perez occupies this position.

         20.4 SENIOR STERITECH CONTACT. The senior Steritech contact for the purpose of administering this Agreement is the President of Steritech at the address first above written. At present, Mr. Stephen T. Isaacs occupies this position.

         20.5 SEVERABILITY. The parties do not intend to violate any public policy or statutory or common law. However, if any sentence, paragraph, clause or combination of this Agreement is in violation of any law or is found to be otherwise unenforceable by a court from which there is no appeal, or no appeal is taken, such sentence, paragraph, clause, or combination of the same shall be deleted and the remainder of this Agreement shall remain binding, provided that such deletion does not alter the basic structure of this Agreement. In such event, the parties shall renegotiate this Agreement in good faith, but should such negotiations not result in a new agreement within ninety (90) days of the initiation of such negotiations, then this Agreement may be terminated by either party by thirty (30) days notice to the other.

         20.6 FORCE MAJEURE. Any party shall be excused from the performance of its obligations under this Agreement and shall not be liable for damages to the other if such performance is prevented by circumstances beyond its effective control. Such excuse from performance shall continue so long as the condition responsible for such excuse continues and for a thirty (30) day period thereafter. For the purposes of this Agreement, circumstances beyond the control of a party which excuse that party from performance shall include, but shall not be limited to, acts of God, acts, regulations or laws of any government including currency controls, war, civil commotion, commandeer, destruction of facility or materials by fire, earthquake, storm or other casualty, labor disturbances, judgment or injunction of any court, epidemic, and failure of public utilities or common carrier.

         20.7 NOTICES. All notices and demands required or permitted to be given or made pursuant to this Agreement shall be in writing and shall be effective when personally given or made or when placed in an envelope and deposited in the United States mail postage prepaid, addressed as follows:


IF TO BAXTER:                         IF TO STERITECH, IN CARE OF:

General Counsel                       President and Chief Executive Officer
Baxter Healthcare Corporation         Steritech, Inc.
One Baxter Parkway                    2525 Stanwell Drive
Deerfield, Illinois 60015             Concord, California 94520

WITH A COPY TO:                       WITH A COPY TO:

President, Fenwal Division            Cooley, Godward, Castro, Huddleson & Tatum
Baxter Healthcare Corporation         1 Maritime Plaza, 20th Floor
One Baxter Parkway                    San Francisco, CA 94111
Deerfield, Illinois 60015             Attn: Howard Ervin

or to such other address as to which either party may notify the other.

         20.8 BINDING. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns. This Agreement shall be assignable: (i) by either party without the consent of the other to any Affiliate of the party (an Affiliate being defined as any entity in which the party or its parent owns or controls directly or indirectly, 40% or more of the voting securities); (ii) by either party with the written consent of the other; or (iii) by either party without the consent of the other to the purchase of substantially all the assets of its business to which this Agreement relates. Any attempted assignment which does not comply with the terms of this Section shall be void.

         20.9 GOVERNING LAW. This Agreement is deemed to have been executed in and shall be governed by and construed according to the laws of the State of Illinois.

         20.10 VENUE. In the event that Baxter files suit against Steritech, it shall do so in, and hereby agrees to submit to, the jurisdiction of a court in U.S. District Court, N.D. California. In the event that Steritech files suit against Baxter, it shall do so in, and hereby agrees to submit to, the jurisdiction of the U.S. District Court N.D. Illinois.

         IN WITNESS WHEREOF, this Agreement is signed by duly authorized representatives of each party as of the Effective Date.

STERITECH, INC.                                   BAXTER HEALTHCARE CORPORATION


By:  STEPHEN T. ISAACS                             By: TIMOTHY B. ANDERSON
     --------------------                              --------------------
     STEPHEN T. ISAACS                                 TIMOTHY B. ANDERSON

Title: President                                   Title: President Biotech

Date:  December 11, 1993                           Date:  December 13, 1993
       -----------------                                  -----------------

                                   SCHEDULE A
                               BAXTER BENCHMARKS


[*]
o      Provide [*] studies that are modified to be suitable for [*]
o      Technical Exchange of Information between Steritech and Baxter Nivelles.
o      [*] engineering team in place.
o      [*] survey in place.
o      [*] from Steritech to Nivelles completed.

[*]
o      [*] studies to define adequacy of [*] initiated.
o      Define priority of [*].
o      Provide [*] for backup [*] that are modified to be suitable for [*]

[*]
o      Finalize design for [*] (based on marketing input/BB survey results).
o      Finalize design for [*] (based on marketing input/BB survey results).
o      [*] completed, [*] delivered.

[*]
o      Provide [*] of the presumed [*].

[*]
o      Provide [*] for validation studies of [*].
o      Provide [*] for validation studies of [*].
o      [*] to begin on [*].

[*]
o        Provide [*] to Steritech for [*].
o        Provide [*].

[*]
o        Provide complete data on [*]; provide relevant [*].

[*]
o        Provide required number of [*].

[*]
o        Finalize marketing and promotional/sales materials for [*].

*[Confidential Treatment Requested]

                                   SCHEDULE B


                        Steritech Patents: United States
                        --------------------------------

                   No.              Pat. /App No.            Date                              Title
                   1                [*]                      [*]                       DEVICE AND METHOD FOR
                                                                                       PHOTOINACTIVATION

                   2                [*]                      [*]                       ACTIVATION COMPOUNDS
                                                                                       AND METHODS OF SYNTHESIS
                                                                                       OF ACTIVATION COMPOUNDS

                   3                [*]                      [*]                       COMPOUNDS FOR THE
                                                                                       [*] IN BLOOD

                   4                [*]                      [*]                       METHODS FOR RENDERING
                                                                                       AMPLIFIED NUCLEIC ACID
                                                                                       SUBSEQUENTLY UNAMPLIFIABLE

                   5                [*]                      [*]                       DEVICE AND METHOD
                                                                                       FOR PHOTOACTIVATION

                   6                [*]                      [*]                       DEVICE AND METHOD FOR
                                                                                       PHOTOACTIVATION

                   7                [*]                      [*]                       DECONTAMINATING BLOOD
                                                                                       COMPONENTS

                   8                [*]                      [*]                       DEVICE AND METHOD FOR
                                                                                       PHOTOACTIVATlON

                   9                [*]                      [*]                       METHOD FOR INHIBITING
                                                                                       TEMPLATE DEPENDENT
                                                                                       ENZYMATIC SYNTHESIS

                   10               [*]                      [*]                       PHOTOCHEMICAL
                                                                                       DECONTAMINATION
                                                                                       TREATMENT OF WHOLE
                                                                                       BLOOD OR BLOOD COMPONENTS

*[Confidential Treatment Requested]

                                                                    Foreign
                                                                    --------
                        1           [*]                             [*]                 DECONTAMINATING BLOOD
                                                                                        COMPONENTS

                        2           [*]                             [*]                 ACTIVATION COMPOUNDS
                                                                                        AND METHODS FOR NUCLEIC
                                                                                        ACID STERILIZATION

                        3           [*]                             [*]                 ACTIVATION COMPOUNDS
                                                                                        AND METHODS FOR NUCLEIC
                                                                                        ACID STERILIZATION

                        4           [*]                             [*]                 ACTIVATION COMPOUNDS
                                                                                        AND METHODS OF NUCLEIC
                                                                                        ACID STERILIZATION

                        5           [*]                             [*]                 ACTIVATION COMPOUNDS
                                                                                        AND METHODS FOR NUCLEIC
                                                                                        ACID STERILIZATION

*[Confidential Treatment Requested]

                                      SCHEDULE C


                                  STERITECH BENCHMARKS



                     1.    [*] PROGRAM INITIATED
                           (requires [*])
                           DATE: [*]

                     2.    INITIATION OF [*]
                           (requires [*])
                           DATE: [*]

                     3.    INITIATION OF [*]
                           (requires successful completion of [*])
                           DATE: [*]

                     4.    [*]
                           (Requires successful completion of [*]).
                           DATE: [*]



*[Confidential Treatment Requested]

                                   SCHEDULE D

                     BAXTER/STERITECH JOINT PROGRAM BUDGET

                                    1993        1994        1995        1996       1997      TOTAL

STERITECH                           [*]         [*]         [*]         [*]       [*]        [*]


BAXTER                              [*]         [*]         [*]         [*]       [*]        [*]


OUTSIDE                             [*]         [*]         [*]         [*]       [*]        [*]


TOTAL                               [*]         [*]         [*]         [*]       [*]        [*]

         STERITECH                          BAXTER

           [*]                               [*]
           [*]                               [*]
           [*]
           [*]
           [*]


 * (US DOLLARS IN THOUSANDS)


*[Confidential Treatment Requested]

                                   SCHEDULE E
                                   ----------
                     DEFERRABLE OUTSIDE CONTRACT EXPENSES*

Six Month Period            Total Contract Expense  Maximum Deferrable Amt. (50%)
- ----------------            ----------------------  ----------------------------
7/1/94 - 12/31/94                     [*]                        [*]

1/1/95 -  6/30/95                     [*]                        [*]

7/1/95 - 12/31/95                     [*]                        [*]

1/1/96 -  6/30/95                     [*]                        [*]

7/1/96 - 12/31/96                     [*]                        [*]

1/1/97 -  6/30/97                     [*]                        [*]

7/1/97 - 12/31/97                     [*]                        [*]

        *Limited to the extent of deferral of prepayment of outside contract expenses per contract section 3.9.3.


*[Confidential Treatment Requested]

                                   Schedule F
                                   ----------

                           CONFIDENTIALITY AGREEMENT


         THIS AGREEMENT, made on the Effective Date of the Development, Manufacturing and Marketing Agreement ("Agreement") between Baxter and Steritech to which this document is appended, is between Steritech, Inc. ("STERITECH"), having a principal place of business at 2525 Stanwell Drive, Concord, California and Baxter Healthcare Corporation ("BAXTER"), a corporation having a principal place of business at One Baxter Parkway, Deerfield, Illinois 60015, to assure the protection and preservation of Proprietary Information to be disclosed or made available to each other in connection with the Agreement.

         WHEREAS, the parties have entered into a development, manufacturing and marketing collaboration pursuant to the Agreement;

         WHEREAS, the parties desire to assure the confidential status of the information which may be disclosed to each other during the Agreement;

         NOW THEREFORE, in reliance upon and in consideration of the following undertakings, the parties agree as follows:

         1. All information disclosed to the other party shall be deemed to be "Proprietary Information." In particular, Proprietary Information shall be deemed to include any information, process, technique, algorithm, program, design, drawing, formula or test data relating to any research project, work in progress, future development, engineering, manufacturing, marketing, servicing, financing or personnel matter relating to the disclosing party, its present or future products, sales, suppliers, clients, customers, employees, investors, or business. Any Proprietary Information outside the scope of the Agreement shall be identified by the disclosing party in writing and marked "Confidential" or if such Proprietary Information is disclosed orally, within 30 days after such disclosure the Proprietary Information shall be reduced to writing and marked "Confidential" by the disclosing party and such writing forwarded to the receiving party.

         2. The term "Proprietary Information" shall not be deemed to include information which: (i) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (ii) is known by the receiving party at the time of receiving such information as evidenced by its records, (iii) is furnished to the receiving party by a third party who the receiving party believes has a right to disclose such information; (iv) is independently developed by the receiving party without any breach of this Confidentiality Agreement; and (v) is the subject of a written permission to disclose provided by the disclosing party.

         3. Each party shall maintain in trust and confidence and not disclose to any third party or use for any unauthorized purpose any Proprietary Information received from the other party. However, each party may disclose Proprietary Information to its affiliates who are bound by this Agreement (affiliates include: any company owning 40% or more of a party, or a subsidiary of the party, or a subsidiary of a party owning 40% or more of the party).
Each party may use such Proprietary Information only to the extent required under the Agreement.

         4. The responsibilities of the parties with respect to the Proprietary Information are limited to using the same degree of care used to protect their own Proprietary Information from unauthorized use or disclosure. Both parties shall advise their employees or agents who might have access to such Proprietary Information of the confidential nature thereof.

         5. This Confidentiality Agreement shall continue in full force and effect for so long as the parties continue to exchange Proprietary Information under the Agreement. The termination of the Agreement shall not relieve either party of the obligations imposed by this Confidentiality Agreement with respect to Proprietary Information disclosed prior to the effective date of such termination, which obligations shall survive the termination of the Agreement for a period of two (2) years from the date of disclosure.

         6. Each party hereby acknowledges and agrees that in the event of any breach of this Confidentiality Agreement by the other party, including, without limitation, the actual or threatened disclosure of a disclosing party's Proprietary Information without the prior express written consent of the disclosing party, the disclosing party will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, each party hereby agrees that the other party shall be entitled to any injunctive relief as may be granted by a court of competent jurisdiction.



AGREED TO:                                           AGREED TO:

STERITECH, INC.                                      BAXTER HEALTHCARE
                                                     CORPORATION


By:  STEPHEN T. ISAACS                               By: TIMOTHY B. ANDERSON
   ------------------------                             -----------------------
     STEPHEN T. ISAACS                                   TIMOTHY B. ANDERSON

Title: President                                     Title: President Biotech

Date:  December 11, 1993                             Date:    December 13, 1993
     ------------------------                             ----------------------





                                       2